                                                                EXHIBIT 99.1

                                    FOR: Consolidated Graphics, Inc.

                                CONTACT: Wayne M. Rose
                                         Chief Financial Officer
                                         Consolidated Graphics, Inc.
                                         (713) 787-0977

                                         Julie Truax/Jonathan Schaffer
                                         Media: Stacy Roth
                                         Morgen-Walke Associates, Inc.
                                         (212) 850-5600


FOR IMMEDIATE RELEASE


CONSOLIDATED GRAPHICS REPORTS FOURTH QUARTER AND YEAR-END RESULTS

     HOUSTON, TEXAS - April 25, 2001 - Consolidated Graphics, Inc. (NYSE:CGX) today announced results for its fourth quarter and year ended March 31, 2001.

     Total revenues for the fourth quarter were $166.2 million compared to $167.8 million in the prior year. As previously announced, the Company recorded a $4.1 million after tax special charge, or $.31 per share, for savings initiatives in the fourth quarter. Before the special charge, net results for the fourth quarter were $4.8 million, or $.36 per share, compared to $8.2 million, or $.58 per share, in the prior year. Operating income before the special charge for the 2001 fourth quarter was $13.6 million. Net income, after the 2001 special charge, was $665,000, or $.05 per share, for the March quarter compared to $8.2 million, or $.58 per share, in the prior year.

     For the year ended March 31, 2001, sales increased 9% to $683.4 million. Net income before the special charge was $26.2 million, or $1.99 per share, versus $38.5 million, or $2.51 per share, last year. Operating income before the special charge for the year was $64.6 million. Net income, including the 2001 fourth quarter charge, was $22.1 million, or $1.68 per share, compared to $38.5 million, or $2.51 per share, last year.

     "To counteract the sharp business slowdown we first experienced in November and December, we successfully implemented several initiatives designed to reduce costs and strengthen our operations," commented Charles F. White, President and Chief Operating Officer. "We consolidated operations at
three of our companies.   We also took action throughout our organization to
aggressively pursue sales and reduce costs at the same time. As a result of these efforts, we continued to grow market share in a difficult operating environment and achieved an operating margin of 8.2% in the fourth quarter, even though we had to price aggressively."

                                   - more -
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CONSOLIDATED GRAPHICS REPORTS FOURTH QUARTER AND YEAR-END RESULTS       PAGE -2-

     Joe R. Davis, Chairman and Chief Executive Officer, stated, "While our overall performance continues to be impacted by the general economic slowdown and soft commercial print demand, we are taking the necessary steps within our operating companies to strengthen our core business and to position us
for future growth.   We continue to make strong strides in our e-commerce
products and services marketed through CGXmedia, particularly the COIN (Custom Ordering Interactive Network) and OPAL (Online Private Asset Library) products. These products not only represent an additional revenue stream, but they also serve to drive print sales throughout our nationwide network of printing companies."

     Mr. Davis concluded, "With the benefit of increased visibility into the 2001 calendar year and a better sense of how our companies may perform in a slower market environment, we anticipate that the actions we have taken to reduce costs and drive revenue and market share gains will improve the Company's growth and profitability for its shareholders. Accordingly, given the current economic environment, we believe that our financial results for the next few quarters will improve gradually over recent performance."

     Consolidated Graphics, Inc. is the largest sheet-fed and half-web commercial printing company in the United States. Through its network of printing companies in 25 states, the Company produces high-quality customized printed materials for a broad customer base that includes many of the most recognized companies in the country. Consolidated Graphics also offers an extensive and growing range of digital and Internet-based services and solutions marketed through CGXmedia. Consolidated Graphics is focused on adding value to its operating companies by providing financial and operational strengths, management support and technological advantages associated with a national organization. For more information, visit the Company's Web site at www.consolidatedgraphics.com.

     This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding future sales and profitability assume, among other things, stability in the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities
and Exchange Commission.   The forward-looking statements, assumptions and
factors stated or referred to in this press release are based on information available to Consolidated Graphics today. Consolidated Graphics expressly disclaims any duty to provide updates to these forward-looking statements, assumptions and other factors after the day of this release to reflect the occurrence of events or circumstances or changes in expectations.

                                (Table Follows)
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CONSOLIDATED GRAPHICS REPORTS FOURTH QUARTER AND YEAR-END RESULTS       PAGE -3-

                             CONSOLIDATED GRAPHICS, INC.
                            Consolidated Income Statement
                      (In thousands, except per share amounts)

                                      Three Months Ended         Year Ended
                                           March 31,              March 31,
                                       2001        2000        2001       2000
Sales                              $ 166,196   $ 167,772   $ 683,396   $ 624,895
Cost of Sales                        121,262     119,704     494,158     437,345
  GROSS PROFIT                        44,934      48,068     189,238     187,550
Selling Expense                       17,790      16,840      70,070      61,267
General and Administrative Expense    13,569      13,310      54,595      48,677
Special Charge                         6,440                   6,440
  OPERATING INCOME                     7,135      17,918      58,133      77,606
Interest Expense, net                  5,604       4,308      20,858      13,476
  Pretax Income                        1,531      13,610      37,275      64,130
Income Taxes                             866       5,442      15,164      25,651
  NET INCOME                       $     665   $   8,168   $  22,111   $  38,479

Earnings Per Share - Basic         $     .05   $     .58   $    1.68   $    2.54

Earnings Per Share - Diluted       $     .05   $     .58   $    1.68   $    2.51


Weighted Average Shares Outstanding
    - Basic                           13,014      14,138      13,142      15,155
    - Diluted                         13,113      14,195      13,183      15,336

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